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                                                                    EXHIBIT 99.1

                            MAIN STREET TRUST, INC.

                             FOR IMMEDIATE RELEASE


                                                   Contact:  Van A. Dukeman, CFA
                                                             President and CEO
                                                             217.351.6568

          MAIN STREET TRUST, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

    CHAMPAIGN, ILLINOIS, FEBRUARY 23, 2001 - Van A. Dukeman, President and CEO of Main Street Trust, Inc. (OTC Bulletin Board: MSTI), announced today that the Company's Board of Directors approved a Stock Repurchase Program enabling the Company to repurchase up to 500,000 shares of its outstanding stock. These purchases will be made in the open market and/or through privately negotiated transactions. The total common shares outstanding as of today are 10,470,306.

    "The Company's Board of Directors continues to believe that the Company's stock is undervalued by the market and therefore decided to take advantage of this opportunity to capture some of this value for our continuing stockholders," Mr. Dukeman explained.

    Main Street has total assets in excess of $1.0 billion, deposits exceeding $800 million and $1.1 billion in assets under management, including approximately 70,000 acres of farmland. Main Street operates 19 banking centers, and is the market leader in total deposits and loans in the combined area of Champaign, Macon and Shelby Counties in central Illinois. Main Street is the parent company of BankIllinois, First National Bank of Decatur, First Trust Bank of Shelbyville and FirsTech, Inc., a telecommunications bill processing company.